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                                                                   Exhibit 10.24
                                 July 30, 1999

Jeffrey D. Jordan
3403 Barrington Drive
West Linn, OR  97068

Dear Jeff:

     eBay Inc. (the "Company" or "eBay") is pleased to offer you the exempt position of Vice President, reporting to me and Brian Swette at a salary of $8,750.00, payable twice per month, which is equivalent to an annual salary of $210,000.00. You shall also receive a one-time employment bonus of $45,000.00 payable with your first paycheck. The employment bonus will be non-refundable as long as you remain an employee for at least one year. In the event that your employment ceases prior to completion of one year, the employment bonus shall be refundable pro-rata to eBay Inc. In addition, the company may award you discretionary bonuses from time to time.

     You will participate in a Company-wide success sharing plan with a target payout of 6% of your salary if the company meets its quarterly financial targets. You will also be eligible to participate in a management incentive plan with payouts based on individual achievement as well as Company performance. Your target bonus would be 25% of your base salary.

     You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 150,000 shares of the Company's Common Stock. The option will be granted under the Company's Current Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option.

     eBay shall also provide you with a loan to assist you with the purchase of a home in the San Francisco Bay Area. Subject to a more detailed description to follow, we intend to offer you a four year, non-interest bearing loan in the amount of $250,000, with no principal payments due, assuming your continued employment with eBay, until the end of year four (i.e., one balloon payment).
We wish to have this loan secured (subordinate to any mortgage by a financial institution) by the home that you purchase. Please also note that the non-interest bearing nature of the loan will have personal tax implications. We will also assist in the sale of your current home in Oregon up to a maximum of 6% commission on the sale price of the home.

     As a condition of your employment, you must complete the "Employee Proprietary Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requires that a departing employee refrain unauthorized use or disclosure of eBay's confidential information (as defined in the Agreement). This Agreement does not prevent a former employee from using
                                --------
know-how and expertise in any new field or position. If you should have any questions about the "Employee Proprietary Information and Inventions Agreement," please call me.
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     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

     We hope that you and eBay will find mutual satisfaction with your employment. You will be subject to a 90-day introductory period beginning with the date of your initial employment. During this time, you and eBay will have the opportunity to evaluate your compatibility, ability and interest in the job. At or near conclusion of the introductory period, your supervisor will conduct a review of your performance. Your employment may be terminated at any time, with or without cause, during or after this period, should such termination be deemed necessary or appropriate by you or eBay. Should your employment be terminated by eBay without cause during your first year, your employment bonuses will be non-refundable.

     All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose, rather than by a jury court or administrative agency. The Company will bear all AAA administrative costs and fees of any such arbitration.

     This letter and the "Employee Proprietary Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Proprietary Information and Inventions Agreement" to me by the close of business on Friday, July 30, 1999. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior agreements and communications by you and eBay as to the specific subjects of this letter.


Very truly yours,


 /s/ Meg Whitman
_____________________________
Meg Whitman
President & CEO


CC:  Rebecca Lonergan, Director of Staffing


ACCEPTED:

 /s/ Jeffrey D. Jordan     August 9, 1999
_________________________  _________________
Jeffrey D. Jordan          Date

Anticipated Start Date: September 13, 1999
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                 IMMIGRATION REFORM & CONTROL ACT REQUIREMENTS

The Immigration Reform & Control Act requires employers to receive documentation verifying an employee's identity and legal right to work in the United States. Please review the list below and bring the appropriate documentation (originals only -- no copies please) with you on your first day of work.


One document from list A:

LIST A

               U.S. Passport

               Certificate of U.S. Citizenship

               Certificate of Naturalization

               Unexpired foreign passport with employment authorization

               Alien Registration Card with photograph



Or one document from List B AND from List C:
                            ---


          LIST B                      LIST C

          State driver's license      Original Social Security Card
          Or ID with photo and
          Personal data               Birth certificate bearing state, county
                                      Or municipal authority seal
          U.S. military card
                                      Unexpired INS employment
                                      authorization